UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 30, 2020

KOSMOS ENERGY LTD.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35167	98-0686001
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
8176 Park Lane Dallas, Texas	75231
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 214-445-9600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	KOS	New York Stock Exchange London Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On September 30, 2020, Kosmos Energy Gulf of Mexico Operations, LLC (“GOM Operations”) and Kosmos Energy GOM Holdings, LLC (“GOM Holdings” and, together with GOM Operations, the “Borrowers”), along with Kosmos Energy Gulf of Mexico, LLC (“Holdings”), Kosmos Energy Gulf of Mexico Management, LLC (“GOM Management”), Kosmos Energy Ltd. (“Kosmos Energy”), and certain other subsidiary guarantors (the “Guarantors”) entered into a Senior Secured Term Loan Credit Agreement (the “Credit Agreement”) with Trafigura Trading LLC (“Trafigura”) and an affiliate of Beal Bank (together, the “Lenders”) and CLMG Corp., as administrative agent and term loan collateral agent.

The following is a summary of the key terms of the Credit Agreement and related agreements:

•	Amounts: The Lenders have agreed to make terms loans to the Borrowers pursuant to two separate facilities each with a 5 year term: (i) a Term Loan A Facility in an aggregate principal amount of $150,000,000 and (ii) a Term Loan B Facility in an aggregate principal amount of $50,000,000 (the “Term Loan Facilities”). The Credit Agreement also includes an accordion feature providing for incremental term loan commitments of up to $100,000,000, subject to certain conditions.

•	Use of Proceeds: $50,000,000 of the proceeds of the Term Loan A Facility will be loaned to Holdings to repay intercompany debt owing to Kosmos Energy. The balance of the proceeds of the Term Loan A Facility will be used to fund working capital and general operating expenses of the Borrowers and their subsidiaries, and to pay fees and expenses incurred in connection with the entry into the Term Loan Facilities. The proceeds of the Term Loan B Facility will constitute the deemed repayment in full of GOM Operations’ obligations under the previously Prepayment Agreement dated as of June 26, 2020 between GOM Operations, as seller and Trafigura, as buyer (the “Prepayment Agreement”).

•	Interest: Interest on outstanding loans under the Term Loan Facilities is payable quarterly in arrears and accrues at a benchmark rate (subject to certain minimums) plus an effective margin of approximately 6% per annum.

•	Guarantee: Each Borrower’s obligations under the Term Loan Facilities are guaranteed by Kosmos Energy, each other Borrower and certain of their subsidiaries (collectively, the “Loan Parties”). Pursuant to a Parent Guarantee Agreement dated as of September 30, 2020 (the “Parent Guarantee Agreement”), Kosmos Energy Delaware Holdings, LLC, Kosmos Energy Holdings and any other intermediate entity in the direct chain of ownership between Kosmos Energy and GOM Holdings from time to time shall be subject to providing a springing guarantee that becomes effective upon such entities becoming liable for an aggregate amount of indebtedness in excess of $10,000,000.

•	Security: In accordance with the Term Loan Collateral and Guarantee Agreement dated as of September 30, 2020 (the “Term Loan Security Agreement”), the obligations of the Loan Parties under the Term Loan Facilities are secured by liens on certain assets of the Loan Parties, including (i) all the oil and gas properties owned by any Borrower or certain of its subsidiaries, (ii) all equity interests issued by Holdings, GOM Management, GOM Operations and its subsidiaries, and (iii) all other property of any Borrower or its subsidiaries (other than certain excluded property).

•	Covenants: The Credit Agreement contains customary affirmative and negative covenants, including covenants that affect the ability of the Borrowers and their subsidiaries to incur additional indebtedness, create liens, merge, dispose of assets, and make distributions, dividends, investments or capital expenditures, among other things.

•	Events of Default: The Term Loan Facility includes certain representations and warranties, indemnities and events of default that, subject to certain materiality thresholds and grace periods, arise as a result of a payment default, failure to comply with covenants, material inaccuracy of representation or warranty, and certain bankruptcy or insolvency proceedings. If there is an event of default, the Lenders may declare all or any portion of the outstanding indebtedness to be immediately due and payable and exercise any rights they might have (including against the collateral).

The foregoing description of the Credit Agreement, Parent Guarantee Agreement and Term Loan Security Agreement is not complete and is qualified in its entirety by reference to the text of the Credit Agreement, Parent Guarantee Agreement and Term Loan Security Agreement. Copies of the Credit Agreement and Parent Guarantee Agreement will be filed as an exhibit to Kosmos Energy’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Report is hereby incorporated by reference into this Item 1.02 in its entirety.

As previously disclosed, on June 26, 2020, GOM Operations and Trafigura entered into the Prepayment Agreement for up to $200 million of crude oil sales related primarily to a portion of GOM Operations 2022 and 2023 production, with $150 million committed by Trafigura. On September 30, 2020, GOM Operations and Trafigura agreed to terminate the Prepayment Agreement pursuant to, and subject to the terms of, the Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K is incorporated by reference to this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2020

KOSMOS ENERGY LTD.

By:	/s/ Neal D. Shah
Neal D. Shah
Senior Vice President, Chief Financial Officer